Exhibit 99.1

FleetCor Successfully Completes Acquisition of CTF Technologies

Atlanta, GA – July 11, 2012 – FleetCor Technologies, Inc. (NYSE: FLT), a global leader in providing fuel card and workforce payment products to businesses, today announced that it successfully completed its previously announced acquisition of CTF Technologies, Inc. (“CTF”) for $180 million.

CTF provides fuel payment processing services for over-the-road fleets, ships, mining equipment, and railroads in Brazil. CTF’s payment platform links together fleet operators, two of the largest Brazilian banks, Bradesco and Itau, and the two largest Brazilian oil companies, Petrobras and Ipiranga. CTF earns revenue primarily from a recurring transaction fee paid by the oil companies who purchase the CTF system for their fleet customers under multi-year customer contracts. More than 3 billion liters of fuel were processed through the CTF system in Brazil in 2011.

“We are pleased to announce the successful completion of our acquisition of CTF, which is consistent with our global acquisition strategy of identifying attractive assets with performance upside. We look forward to implementing our performance improvement strategies,” said Ron Clarke, chairman and chief executive officer, FleetCor Technologies, Inc.

About FleetCor
FleetCor is a leading global provider of fuel cards and workforce payment products to businesses. FleetCor’s payment programs enable businesses to better control employee spending and provide card-accepting merchants with a commercial customer base that can increase their sales and customer loyalty. FleetCor serves commercial accounts in North America, Latin America, and Europe. For more information, please visit www.fleetcor.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. Some of these statements include those regarding future financial and operating results, benefits of the transaction, future opportunities for the combined company, and any other statements about FleetCor or CTF management’s future expectations, beliefs, goals, plans or prospects. Statements that are not historical facts, including statements about FleetCor’s beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements can be identified by the use of words such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” “may,” “will,” “would,” “could” or “should,” the negative of these terms or other comparable terminology. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including difficulties in integrating CTF or a failure to attain anticipated operating results, each of which could affect the accretiveness of the acquisition, and the other factors described in FleetCor’s periodic reports filed with the Securities and Exchange Commission. FleetCor undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time. Readers are further advised to review the “Risk Factors” set forth in FleetCor’s Annual Report on Form 10-K, which further detail and supplement the factors described in this paragraph.

Contact
Investor Relations,
(770) 729-2017
investor@fleetcor.com